Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 17, 2007, relating to the consolidated financial statements for the period from August 7, 2005 to December 31, 2005 and the year ended December 31, 2006 and the related financial statement schedule of AirMedia Group Inc. appearing in the Prospectus, which is part of the Registration Statement on Form F-1 No. 333-146825 of AirMedia Group Inc. declared effective on November 6, 2007.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Deloitte Touche Tohmatsu CPA Ltd.

Beijing, the People’s Republic of China

December 26, 2007